Exhibit 10.24

May 31, 1999

Ronald Scott Bell

Dear Ronald:

On behalf of Yahoo! Inc., I am pleased to offer you the position of Corporate Counsel reporting to Jon Sobel. Your starting salary will be $8,750.00 per month ($105,000.00 annually), paid semi-monthly and subject to an annual review. Additionally, you will be eligible to participate in the regular Yahoo! health insurance benefits and other employee benefit plans established by the company generally for its employees.

As a part of the Yahoo! team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Board of Directors grant you an option to purchase 22,500 shares of Yahoo! lnc.’s Common stock under Yahoo! lnc.’s 1995 Stock Option Plan. The exercise price for this option will be the fair market value of Yahoo! Common Stock on the date of grant as determined by the Board of Directors. Options under the Yahoo! plan typically have a 10 year term and vest as to 1/4 of the shares after one year of employment, and in equal monthly installments over the 36 following months.

As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and or proprietary information related to the operations, products and services of the company and its clients. To protect the interests of both the company and its clients, all employees are required to read and sign a PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT prior to beginning employment. A copy of this agreement is enclosed. Please sign it and return it along with your signed copy of this letter.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by you or Yahoo!, with or without cause. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo!, and that this letter contains our complete agreement regarding the terms and conditions of your employment.

Our signature on this letter also confirms our mutual agreement to binding arbitration, as defined under the California Arbitration Act, under the rules of the American Arbitration Association, should there be any dispute related to the termination of our employment relationship or the terms of your employment relationship with Yahoo!.

www.yahoo.com              3420 central expressway • santa clara, CA 95051 • phone (408) 731-8300 • fax (408) 616-3707

We hope for an early acceptance of this offer, however, it will remain open until the close of business on June 8, 1999. Please understand that this offer is contingent upon successful completion of your background investigation. To accept this offer, please sign this letter in the space provided below and return it to Amy Logue. At 9:00AM on your first day of employment, you will meet with Beth Haba, Human Resources Director, for your new hire orientation. Please ask for her in the lobby of building 3420 located on Central Expressway in Santa Clara. In order for Yahoo! to comply with the Immigration Reform and Control Act we ask that you bring with you on your first day, appropriate verification or authorization to work in the United States (e.g. US Passport or driver’s license and social security card). We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.

Very truly yours,

/s/ Shelley Shaw

Shelley Shaw
Human Resources Manager

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Ronald S. Bell	6/4/99
Signature	Date

July 12, 1999
Planned Start Date